Exhibit 99.2

April 2, 2025

Re: Axios Managing Editor Ben Berkowitz engages in defamation, market manipulation in effort to sabotage Trump Media

To Whom It May Concern:

On April 2, 2025, Axios published a story by Ben Berkowitz titled, “Truth Social filing would allow Trump's trust to sell up to $2.3 billion in stock,” available at https://www.axios.com/2025/04/02/trump-truth-social-stock. The thrust and focus of the article is the false and defamatory implication that an S-3 filing submitted to the Securities and Exchange Commission by TMTG on April 2, 2025, indicates that the Donald J. Trump Revocable Trust, dated April 7, 2014 (“the Trust”), TMTG’s largest shareholder, is preparing to sell its shares in TMTG. Answering the question “Why it matters,” the article states, “Truth Social may be hoping for a halo from Newsmax, the conservative media company that went public Monday and saw its stock rise from $10 to $233 in two days.”

In fact, there was no basis whatsoever for Axios to believe Truth Social was hoping to exploit the launch of the Newsmax stock via a sale of TMTG stock by the Trust. Indeed, this very notion is nonsensical, considering that proceeds from such a sale would accrue to the Trust itself, not to TMTG. It’s hard to believe Axios did not know this fact since Axios itself had previously reported it in connection with a prior registration statement. (“The filing and the associated press release do mention — eventually — that Trump Media and Technology Group isn't issuing new shares and won't receive any money when the newly-registered stock starts trading,” https://www.axios.com/2024/04/15/trump-truth-social-stock-shares-price-down-why).

Crucially, the article completely omits the critical fact, as is stated in the S-3 filing itself, that the filing consolidates prior registration statements in the form of an S-3. The Trust shares, in fact, had been registered previously—as Axios also could have discovered through a search of Google, the SEC EDGAR system, or its own reporting—and the S-3 filing did not cause or reflect a change in the status of those shares.

The omission of this fact allowed Axios to misrepresent the S-3 filing as an indication of a new intention by the Trust to sell its TMTG shares. This false implication was re-reported widely throughout the media, causing an immediate, severe drop in TMTG’s stock price.

The fast spread of this false information forced TMTG to issue a public statement debunking Axios’ misrepresentations. Axios’ later addition of this statement to its story constitutes an implicit admission of error but did little to influence the false story’s trajectory, as it had already been widely re-reported. The same goes for Axios’ post-publication addition of a reference to one of Donald Trump’s past public statements that he had no intention of selling his TMTG shares—another highly relevant fact omitted from the original story. It’s no surprise that Axios compounded the problems by refusing to contact TMTG and give the Company an opportunity to comment before the article was published.

The omission of these publicly available facts to advance a completely false narrative was clearly a deliberate act of market manipulation designed to harm TMTG and depress its stock price, as an act of retaliation against a company Axios opposes due to Axios’ political bias as well as the litigation TMTG has filed related to previous defamatory pieces published by Axios.

When placed in the context of the S-3 filing being a routine restatement of the previously reported and registered status quo with respect to the Trust shares, nothing substantive remains of the Axios story. The relevance of every assertion in the article is tied to the false impression that the S-3 reveals a change in status of the Trust’s shares and therefore the possibility or likelihood that the Trust is preparing to sell.

As a result, while insufficient to fully remediate the damage described above, TMTG insists that the article be wholly retracted and removed from the Internet, along with all social media posts by any of its reporters or employees that link to the story. We also demand that Axios announce the retraction in a prominent place on its website. Failure to take these remedial steps will result in litigation and complaints to the relevant authorities concerning Axios’ potentially criminal acts involved in this stock manipulation scheme.

With this letter you are also on notice of your ongoing obligations to preserve documents related to TMTG. Accordingly, you must ensure that you and your principals, parent companies, affiliates, agents, subcontractors, reporters, editors, and all sources of information upon which you relied are preserving and retaining all emails, text messages (including messages sent over social media or messaging platforms such as Facebook, Signal, WhatsApp, Telegram, etc.), audiovisual recordings, voice mails, drafts, notes, communications, documents (including prior versions or iterations of documents), data, and electronically stored information of any kind that relate in any way to these matters.

Without any limitation, this requires you to preserve all research and due diligence you conducted or instructed others to conduct relating to TMTG. The laws and rules prohibiting destruction of evidence apply to electronically stored information in the same manner as they do to other evidence. Due to its format, electronic information is easily deleted, modified, or corrupted. Accordingly, you must take every reasonable step to preserve this information until this matter is resolved. This may include, but would not be limited to, an obligation to discontinue all data destruction and backup data recycling policies and procedures on any and all devices within your possession, custody, or control.

This also obligates you to change the settings on any online messaging application or account to retain all messages. Your obligation to preserve documents applies both to you individually, and to any employee or agent.

Please confirm receipt of this letter and confirm your intent to retract the article.

Please also confirm that you intend to adhere to your obligations to retain documents, data, communications, and information as set forth above and as required by law. This is not a complete recitation of TMTG’s rights and remedies, all of which are expressly reserved.

We look forward to your prompt response.